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                                                               EXHIBIT (a)(1)(R)

                              EL PASO CORPORATION
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 420-2600


                                                                December 2, 2003


To the Holders of El Paso's
9.00% Equity Security Units:


     El Paso Corporation, a Delaware corporation, is offering to exchange shares of its common stock (the "Common Stock") and cash for up to 10,350,000 outstanding 9.00% Equity Security Units (the "Equity Security Units"), upon the terms and subject to the conditions set forth in the enclosed second amended and restated confidential offering memorandum dated December 2, 2003 (the "Offering Memorandum") and the related second amended and restated letter of transmittal (the "Letter of Transmittal" and, together with the Offering Memorandum, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Offering Memorandum under "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page 24.



     The Equity Security Units were issued on June 26, 2002. All initially issued 11,500,000 Equity Security Units remain outstanding. Up to an aggregate of 25,940,205 shares of Common Stock and an aggregate of $100,395,000 (which dollar amount does not include cash in lieu of fractional shares) will be issued in exchange for the Equity Security Units. If more than 10,350,000 Equity Security Units are tendered, Equity Security Units will be accepted on a pro rata basis from all holders who properly tender Equity Security Units.


     Please read carefully the Offering Memorandum and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to The Bank of New York, the exchange agent (the "Exchange Agent"), for the Exchange Offer.


     If you have questions regarding the procedures of the Exchange Offer, please direct your questions to D.F. King & Co., Inc. at (800) 431-9633 (toll free). If you have any questions regarding the terms of the Exchange Offer, please direct your questions to El Paso's Vice President of Finance at (713) 420-5574.


     Thank you for your time and effort in reviewing this request.

                                          Very truly yours,

                                          EL PASO CORPORATION